Exhibit 10.20

Cambridge Heart, Inc.

1 Oak Park Drive

Bedford, MA 01730

February 22, 2007

Roderick de Greef

7 Searles Road

Salem, NH 03087

Dear Rod:

This letter amends the letter agreement between you and the Cambridge Heart, Inc. (the “Company”) dated December 12, 2006 (the “Agreement”), which was made to help assure a continuing dedication by you to your duties as Chief Financial Officer of the Company, as those duties are set forth therein. Provisions of the Agreement not expressly amended herein remain unchanged as a result of this amendment.

1. Paragraph 1(a)(iii) is hereby amended by adding the following immediately prior to the last sentence thereof:

(iii) In the event that you elect to terminate your employment after June 30, 2007 but prior to October 3, 2007, an additional 20,833 of the 2005 Options shall become exercisable immediately. In the event that you elect to terminate your employment after June 30, 2007 but prior to June 1, 2008, an additional 4,167 of the 2006 Options shall become exercisable immediately.

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If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding amendment under seal to the Agreement between the Company and you on the basis set forth above.

Very truly yours,

CAMBRIDGE HEART, INC.

By: /s/ Robert P. Khederian

Name: Robert P. Khederian

Title: Chairman of the Board

Acknowledged and agreed to this

22nd day of February 2007:

/s/ Roderick de Greef

Roderick de Greef